Exhibit 10.3

EMPLOYMENT AGREEMENT (Release Included)

This Employment Agreement (the “Agreement”) is entered into by and between Mannatech Incorporated (the “Company”) and Dr. Bill H. McAnalley (the “Employee”), and has an effective date of August 7, 2003 (“Effective Date”). The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

SECTION 1.

EMPLOYMENT

1.1 Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

1.2 Office and Duties. The Employee shall serve as Chief Science Officer of the Company, with the authority, duties and responsibilities customarily incident to such office. The Employee shall report directly to the Chairman & CEO of the Company and shall perform such other services commensurate with his position as may from time to time be assigned to him.

1.3 Performance. During the term of employment under this Agreement, the Employee shall devote on a full-time basis all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. The Employee shall comply with the employee policies and written manuals of the Company that are applicable generally to the Company’s employees.

1.4 Place of Work. The Employee shall perform services under this Agreement at the Company’s principal office in Coppell, Texas, and at such other place or places as the Employee and the Company shall mutually agree. In addition, the Employee understands and agrees that he may be required to travel in connection with the performance of his duties.

1.5 Directors’ and Officers’ Liability Insurance. The Company will provide the Employee with officers’ and directors’ liability insurance covering acts or omissions by the Employee in the performance of his duties to the Company under this Agreement as an officer of the Company.

1.6 Exclusive Employment. The Company and Employee agree that, without the prior written consent of the Board of Directors of the Company:

a. Employee will not serve as a spokesman, representative, employee, consultant, agent, officer, or member of any board of directors for any for-profit business, other than the Company, except as agreed in Section 6.7;

b. Employee will not serve as a spokesman, representative, employee, owner, consultant, agent, officer, or member of any board of directors for any business which is a supplier to or competes with Mannatech directly or indirectly;

c. Employee will not own more than 5% of, or sit on the Board of, any public company which competes directly or indirectly with Mannatech; and

d. Employee will not promote or endorse at Company business functions any other organization(s) with which he may be affiliated.

SECTION 2.

TERM

2.1 Term. Employment will commence on August 7, 2003. The term of this Agreement, unless otherwise modified in writing, is for a term for two years, ending August 7, 2005. This Agreement supersedes the Employment Agreement executed by the parties on October 13, 1998.

SECTION 3.

COMPENSATION FOR EMPLOYMENT

3.1 Base Salary. The base annual compensation of the Employee for all of his employment services to the Company under this Agreement shall be $ 330,000, which the Company shall pay to the Employee in equal installments and in accordance with the normal payroll policies of the Company. The base annual compensation may be increased at the sole discretion of the Board of Directors of the Company.

3.2 Annual Bonus and Royalty Payments. During his employment, Employee is also eligible to receive the greater of:

a.	annual royalty payment in accordance with the terms and conditions of the Supplemental Royalty Compensation Agreement (“Royalty Agreement”), which is attached hereto as Exhibit A and fully incorporated as set forth herein; or,

b.	executive bonus compensation.

Executive bonus compensation is determined in accordance with any criteria established by the Board of Directors, and subject to the approval and consent of the Compensation Committee. The Employee acknowledges that any annual executive bonus compensation is discretionary, with the sole discretion as to payment and amount of any bonus resting with the Board of Directors of the Company and subject to the approval and consent of its Compensation Committee. Further, the

Employee must remain employed by the Company at the time the executive bonus is paid, in order to be eligible to receive the annual executive bonus.

During any one fiscal year, Employee shall only be entitled to receive either the royalty payments or the executive bonus compensation, but not both. Employee is not entitled to any executive bonus compensation if the amount paid under the Royalty Agreement is greater than the amount of the bonus. Likewise, the Employee is not eligible for payments under the Royalty Agreement if the amount paid as executive bonus compensation is greater than the Royalty payments. (Ex.—If the annual royalty payment under the Royalty Agreement is $5,000, and the annual bonus payment is $10,000, then Employee will be entitled to $10,000 as bonus compensation. If, however, the royalty payments exceed the bonus payment, then Employee is entitled only to the royalty payments and not the bonus payment). While Employee is eligible to receive royalty payments beyond the term of this Agreement pursuant to the Supplemental Royalty Agreement, he is not entitled to receive any executive bonus compensation after his employment terminates.

3.3 Payment and Reimbursement of Work-Related Expenses. During his employment, the Company shall pay or reimburse the Employee for all reasonable travel and other reasonable expenses incurred by the Employee in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

3.4 Health Insurance/401(k). During his employment, the Employee shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its employees (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any such plan or arrangement shall be revocable and subject to termination or amendment at any time.

3.5 Executive Vehicle Program. The Employee will also be eligible to receive a monthly vehicle allowance of $1,000 per month or, at his option, a leased vehicle which the Company will arrange pursuant to its Executive Lease Auto Program which includes routine maintenance, Insurance and repairs to such leased vehicles .

3.6 Vacation. During each year of his employment and in accordance with the regular policies of the Company, the Employee shall be entitled to twenty (20) days of vacation, during which his compensation hereunder shall be paid in full.

SECTION 4.

CONFIDENTIAL INFORMATION

4.1 Access to Confidential Information. The Company promises to provide the Employee with specialized information concerning the products and the business operations of the Company. Irrespective of the term of employment, and in consideration of the Employee’s promises specified in Section 6 of this Agreement, the Company agrees to provide specialized training and instruction to the Employee for the job duties assigned to the Employee, and agrees to provide specialized training to the Employee for such additional job duties as the Company may direct in good faith, or as the interests, needs and business opportunities of the Company shall require or make advisable.

During the course of the Employee’s employment and training incident thereto, the Company promises to give the Employee access to the Company’s CONFIDENTIAL INFORMATION, including but not limited to the new CONFIDENTIAL INFORMATION attached to this Agreement as Exhibit B. The parties stipulate and agree that the Employee has never seen or had access to the CONFIDENTIAL INFORMATION attached as Exhibit B.

The Employee acknowledges that in the course of the Employee’s employment with the Company, the Employee will gain a close, personal and special influence with the Company’s customers, and will be acquainted with all of the Company’s business, particularly the Company’s CONFIDENTIAL INFORMATION.

Irrespective of the term of employment under this Agreement, and in consideration of the promises specified in this Agreement, the Company agrees as follows:

a. to provide specialized training as specified herein; and,

b. to provide the Employee with access to the Company’s software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other CONFIDENTIAL INFORMATION which is regularly used in the operation of the business of the Company.

4.2 Definition of Confidential Information. “CONFIDENTIAL INFORMATION” includes but is not limited to: Company genealogies (being the information held by the Company related to its Associates, including without limitation its relationship with each of its Associates, the sponsoring of each Associate, the Associate’s upline and downline, charts, data reports and other materials, historical purchasing information for each Associate); proprietary product information which may from time-to-time be made known to Employee; the names, buying habits, or practices of any of the Company’s customers, prospects or Associates; the identity of specific contacts within the customer’s organization; the names of the Company’s vendors or suppliers; costs of materials; costs of its Products generally; the prices the Company obtains or has obtained or at which it sells or has sold its Products or services; manufacturing and sales costs; lists or other written records used in the Company’s business; compensation paid to its Associates and Employees and other terms of employment thereof; the Company’s marketing methods and related data; corporate opportunities; manufacturing processes; formulas and formulations; clinical studies; scientific studies or analysis; scientific studies or analyses other than those published for use by the Company for the benefit of its Associates; the Company’s financial performance or any other financial information or data; details of training methods; new products or new uses for old products; merchandising or sales techniques; contracts and licenses; business systems and computer programs; or any other confidential information or data of any kind that concerns the business of the Company or its existing or contemplated manner of operation.

4.3 Protection of Confidential Information. The Employee recognizes that the Employee’s position with the Company is one of the highest trust and confidence by reason of the Employee’s access to the CONFIDENTIAL INFORMATION, and the Employee agrees to use the Employee’s best efforts and utmost diligence to protect and safeguard the CONFIDENTIAL INFORMATION. In this respect, the Employee agrees that fulfilling the obligations of the Agreement is part of the Employee’s job responsibilities with the Company for which the Employee has been retained and for which the Employee has received consideration.

4.4 Use of Confidential Information. The Employee agrees to only use the CONFIDENTIAL INFORMATION for Company business and shall return copies of any such information to Company forthwith upon termination of employment for whatever reason. Except as may be required by the Company in connection with and during the Employee’s employment with the Company, or with the express written permission of the Company, the Employee shall not, either during the Employee’s work as an employee with the Company or at any time thereafter, directly or indirectly, download, print, copy, remove from the premises of the Company, use for the Employee’s own benefit or for the benefit of another, or disclose to another, any CONFIDENTIAL INFORMATION.

4.5 Nondisclosure. Employee specifically agrees that Employee will not, at any time during or after Employee’s employment by the Company, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm, or corporation, any CONFIDENTIAL INFORMATION. Company acknowledges that, in the ordinary course of his business, consistent with past practice, Employee may be required to discuss CONFIDENTIAL INFORMATION with vendors. However, Employee agrees to advise vendor of the confidential nature of the information.

The Parties agree that, as between them, all CONFIDENTIAL INFORMATION is important, material, highly sensitive and valuable to the Company’s business and its goodwill, and is transmitted to the Employee in strictest confidence. The Company’s legitimate business interests require the non-disclosure thereof to anyone, including but not limited to the Company’s competitors. CONFIDENTIAL INFORMATION would not be delivered or made available to Employee absent these provisions of Section 4 of this Agreement.

The Employee shall not, during the term of the Agreement or during any time he is receiving Royalty Payments as provided for under Exhibit “A,” take or encourage any action which would circumvent, breach, interfere with or diminish the value or benefit of the Company’s CONFIDENTIAL INFORMATION and, without prejudice to the generality of the foregoing, the Employee shall not directly or indirectly contact, solicit, entice, sponsor or accept any of the Company’s Associates into, or in any way promote to any such Associates opportunities in marketing programs of any direct sales company other than the Company.

4.6 Return of Information. Employee agrees that all equipment, notebooks, documents, memoranda, reports, notes, files, sample books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of the Company, which Employee shall prepare, use, construct, possess, control or otherwise come into the Employee’s possession while employed by the Company concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by the Company concerning CONFIDENTIAL INFORMATION or concerning any other business or activity of the Company, shall remain at all times the property of the Company and shall be delivered to the Company upon termination of employment with the Company for any reason or at any time upon request.

4.7 Development of New Confidential Information. From time-to-time during the term of this Agreement, additional CONFIDENTIAL INFORMATION may be developed, obtained and otherwise made known to Employee. Employee specifically agrees that all such additional CONFIDENTIAL INFORMATION shall be included within the terms of this Agreement.

4.8 Irreparable Harm. The Parties agree that the Company shall suffer irreparable harm in the event its CONFIDENTIAL INFORMATION is disseminated in any manner. The Company therefore reserves the right to seek injunctive relief or any other remedy available at law to protect its CONFIDENTIAL INFORMATION.

4.9 Disclosure Required by Law. If any CONFIDENTIAL INFORMATION or other matter described in this Agreement is sought by legal process, Employee will promptly notify the Company and will cooperate with the Company in preserving the confidential nature of its CONFIDENTIAL INFORMATION.

4.10 Third Party Confidential Information. As a result of Employee’s employment by the Company, Employee may have access to, or knowledge of, confidential business information or trade secrets of third parties, such as the Company’s customers, suppliers, partners, joint venturers, and other business partners. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company’s CONFIDENTIAL INFORMATION.

4.11 Survival. This Section shall survive the execution, performance and/or termination of this Agreement.

SECTION 5.

OWNERSHIP OF INFORMATION, INVENTIONS AND ORIGINAL WORK

5.1 Ownership Of Information, Inventions And Original Work. Employee agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by Employee, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if either:

a.	it was conceived or developed in any part during his employment or on Company time;

b.	any equipment, facilities, materials or Confidential Information of the Company was used in its conception or development; or

c.	it either: (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Employee for the Company.

With respect to any such Work Product, Employee agrees as follows:

a.	Employee shall promptly disclose the Work Product to the Company;

b.	Employee agrees to assign, and hereby does assign, all proprietary rights to such Work Product to the Company without further compensation except for the compensation described in the Royalty Agreement dated August 7, 2003 attached hereto;

c.	Employee agrees not to file any patent or copyright applications related to such Work Product except with the written consent of the Board;

d.	Employee agrees to assist the Company in obtaining any patent or copyright on such Work Product, and to provide such documentation and assistance as is necessary to the Company to obtain such patent or copyright; and

e.	Employee shall maintain adequate written records of such Work Product, in such a format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

Any Work Product disclosed by Employee within one (1) year following the termination of employment from the Company shall be deemed to be owned by the Company under the terms of this Agreement, unless proved by the Employee to have been conceived after such termination.

SECTION 6.

NON-COMPETITION and NON-SOLICITATION

6.1 Consideration. The Company agrees to provide the Employee with CONFIDENTIAL INFORMATION, specialized training, and/or other proprietary business information from the Company immediately upon commencement of this Agreement, including CONFIDENTIAL INFORMATION as identified in Section 4 above. Employee acknowledges that specialized training and the CONFIDENTIAL INFORMATION provided by the Company is valuable to the Company and, therefore, the Company’s investment in the training and the protection and maintenance of the CONFIDENTIAL INFORMATION constitutes a legitimate interest to be protected by the Company by the covenant not to compete set forth in this Section.

The Employee acknowledges that (i) these non-competition and non-solicitation covenants are ancillary to or a part of an otherwise enforceable agreement, such being the agreements concerning confidentiality and non-disclosure of CONFIDENTIAL INFORMATION, and (ii) that at the time that this non-competition covenant is made, the limitations as to time, geographic scope, and activity to be restrained, as defined herein, are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.

6.2 Non-Compete and Non-Solicitation. In consideration of the mutual promises contained in this Agreement, including the specialized training, CONFIDENTIAL INFORMATION, and other proprietary information, the sufficiency of which is acknowledged by the parties, Employee agrees that during his employment and for a period of twelve (12) calendar months thereafter, regardless of whether the Employee’s termination from the Company is voluntary or involuntary, Employee will not, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, directly or indirectly:

a. Become associated or affiliated with, employed by, financially interested in, or be a spokesperson for any business operation which engages in the direct selling business generally, or which competes in the business currently engaged in by the Company or any of its subsidiaries or affiliates, including but not limited to, the type of activities in which the Company was engaged during Employee’s tenure, such as the direct sale, network and/or multi-level marketing of dietary supplements; and,

b. Solicit or attempt to solicit the business or patronage of any Associate, person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contract during this Agreement and for a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion.

6.3 Geographic Scope. In recognition of the Company-wide scope of the Employee’s responsibilities, and the broad geographic scope of the Company’s business operations throughout the entire United States, and the ease of competing with the Company, the restrictions on competition set forth herein are intended to cover those cities and states in the United States of America and foreign countries in which the Company does business on the date of the execution of this Agreement.

6.4 Unique Relationships with Customers and Associates. Employee agrees that in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new and retaining present Associates and customers. The Employee also agrees that the Company has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for the Employee to solicit the business of the Company’s Associates and customers, and exploit the personal relationships the Employee develops with the Company’s Associates and customers by virtue of the Employee’s access to the Company’s customers as a result of the Employee’s employment by the Company.

6.5 Alternative Employment. Employee represents and admits that in the event of termination of the Employee’s employment for any reason whatsoever, the Employee’s experiences and capabilities are such that the Employee can obtain employment in a business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent the Employee from earning a livelihood.

6.6 No Conflict. Employee represents and warrants that the delivery and execution of this Agreement will not cause a breach in the terms of any existing agreement to which he is a party, nor interfere with any undertakings which he is bound to perform or refrain from under any such agreements.

6.7 Company Policies. Employee shall be bound by and abide by all employee and officer policies of the Company in effect during the term of his employment. Subject to Employee’s full disclosure, annually, in accordance with the Company’s Conflict of Interest Policy, and further subject to Board approval thereof, the Company agrees that Employee’s ownership of White Caps, Harding Group, and Talking Stick Publishing does not, in and of itself present a conflict of interest. Any potential or future conflict of interest arising from the ownership in these ventures shall continue to be subject to the terms of this Agreement and the Company’s Policies & Procedures including ALE01005 which is attached hereto as Exhibit C. Employee’s disclosure as of the date of this Agreement is attached hereto as Exhibit D and incorporated by reference herein.

6.8 Fiduciary Duty. Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and shall not appropriate for Employee’s own benefit, any business opportunities concerning the subject matter of the fiduciary relationship.

6.9 Survival. Section 6 shall survive the execution, performance and/or termination of this Agreement, subject to the time and scope limitations set forth therein.

SECTION 7.

REMEDIES

7.1 Remedies. In the event of a breach of this Agreement by Employee, the Company shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred by the Company as a result of the breach; and (c) attorneys’ fees and costs incurred by the Company in enforcing the terms of this Agreement.

7.2 Arbitration. Arbitration shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between the Company and the Employee concerning the Employee’s employment or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, the Company and the Employee agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the Judicial Arbitration & Mediation Services located in Dallas, Texas. The action will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the action was commenced. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration this matter. The arbitrator’s decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator shall state the reasons therefore, including any computations of actual damages or offsets, if applicable. Nothing in this paragraph should be construed as waiving, eliminating, or affecting the Company’s right or ability to seek injunctive relief or any other emergency relief from any competent court at law that has jurisdiction over such matter.

SECTION 8.

TERMINATION AND NONRENEWAL

8.1	Termination.

a. This Agreement shall terminate and become null and void, and Employee is not entitled to any additional compensation, upon the following events, except as otherwise provided in the Supplemental Royalty Agreement of even date between Mannatech and Employee:

(i)	death of the Employee;

(ii)	Employee becoming incapacitated by accident, sickness, or other circumstances that renders Employee mentally or physically incapable of performing the essential duties and services required of Employee hereunder, with or without reasonable accommodation, for a period of at least 90 calendar days; or,

(iii)	termination for Cause.

b. For all purposes of this Agreement, “Cause” shall mean the Employee’s (1) conviction, plea of no contest, or deferred adjudication for any felony or misdemeanor that causes harm or embarrassment to the Company, in the reasonable judgment of the Board of Directors; (2) refusal without proper legal reason or failure to satisfactorily perform the duties and responsibilities required of the Employee hereunder; (3) substance abuse or use of illegal drugs that impairs the Employee’s performance or that causes harm or embarrassment to the Company; (4) habitual absenteeism, tardiness or failure to meet attendance standards for job performance and results of operation; (5) commission of any act of fraud, dishonesty, illegality or theft; (6) participation individually or in concert with another in an act of moral turpitude, such that after investigation and in the Company’s sole discretion, casts the Company in a false light, causes harm or embarrassment, or otherwise renders the Employee unfit for service as an officer of the Company; or (7) breach of Sections 1, 4, 5, 6, 8 or 9 of this Agreement or breach of any fiduciary duty owed by Employee to the Company; (8) breach this Agreement or any corporate policy or code of conduct established by the Company; (9) engagement in conduct that Employee knows or should know is injurious to the Company or any of its Affiliates); and, (10) disparagement of the Company, its management, or its products.

8.2 Non-renewal. In the event the Company gives notice to the Employee that it will terminate this Agreement at the expiration of the two-year term, and such notice is given on or before the one-year anniversary of this Agreement (August 7, 2004), then the Agreement will automatically terminate at the end of the two-year term with no severance pay of any kind, and paragraph 8.3 below is of no force or effect.

8.3	Severance.

a. Nothing contained in this Agreement shall be construed as impairing the right of the Company to terminate the Employee’s employment with the Company.

b. If (a) the Employee’s employment with the Company is terminated for any reason not specified in paragraph 8.1.a, or (b) the Company does not renew the Agreement and did not to give notice of nonrenewal on or before the one-year anniversary of the Agreement, then Employee shall continue to receive his base salary as set forth in Section 3, paragraph 3.1 until the later of:

(i)	the expiration of the two-year term of this Agreement, or

(ii)	the expiration of the twelve-month period following the Employee’s last date of employment.

Any amount owed to Employee under this paragraph will be paid in regular installments on the usual and customary pay dates of the Company.

8.4 Release. As a condition to the receipt of any Severance payment under paragraph 8.3 of this Agreement, Employee shall be required to execute a release, in the form established by the Company, releasing Company and Company’s shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims or causes of action arising out of the Employee’s employment with the Company, the termination of such employment, or any actions or omissions occurring during such employment, and the performance of Employee’s and Company’s obligations hereunder.

SECTION 9.

NON-DISPARAGEMENT

9.1 Non-Disparagement. Employee expressly acknowledges, agrees, and covenants that he will not make any statements, comments, or communications in any form, oral, written, or electronic, which would constitute libel, slander, or disparagement of the Company, or which may be considered to be derogatory or detrimental to the good name or business reputation of the Company. This non-disparagement agreement applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. Employee further agrees that he will not in any way solicit any such statements, comments or communications.

SECTION 10.

REPRESENTATION BY EMPLOYEE

10.1 Employee hereby represents and warrants to the Company that the Employee’s execution of this Agreement and Employee’s performance of his duties hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement to which Employee is a party or is bound.

SECTION 11.

GENERAL RELEASE AGREEMENT

11.1 General Release. Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Mannatech and its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entitles, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter “Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by Mannatech or not, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Texas Commission on Human Rights Act, Tex. Labor Code § 21.001 et seq., the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.

11.2 Covenant Not to Sue. Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Releasees based upon any of the claims released in paragraph 1 of this Agreement.

11.3 Consideration. In exchange for Employee’s release of all claims, Mannatech agrees to pay Employee Five Hundred Dollars ($500.00), the receipt of which is hereby acknowledged, agrees to continue Employee’s employment along the terms and conditions set forth in the parties’ Employment Agreement dated August 7, 2003, and agrees to enter into the Supplemental Royalty Agreement, each of which Employee hereby acknowledges as adequate and sufficient consideration for this release.

11.4 Non-Admissions. Employee acknowledges that by entering into this Agreement, Mannatech does not admit, and does specifically deny, any violation of any local, state, or federal law.

11.5 Revocation. Employee may revoke this Agreement by notice to the Company, in writing, within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement. Employee also acknowledges and agrees that if Mannatech has not received from him notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

11.6 Statement of Understanding. By executing this Agreement, Employee acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Mannatech to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (d) he has read this Agreement and fully understands its terms and their import; (e) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

SECTION 12.

GENERAL

12.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas or, at the Company’s sole option, by the laws of the state or states where this Agreement may be at issue in any litigation involving the Company. Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.

12.2 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the Employee’s duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee, and the Company may not assign its rights, duties, or responsibilities without the Employee’s consent. This Agreement is subject to the approval of the Company’s Board of Directors and its Compensation and Option Committees.

12.3 Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight delivery service, addressed as follows:

If to the Employee:	Dr. Bill H. McAnalley 4921 Carrier Parkway Grand Prairie, TX 75052

If to the Company:	General Counsel Mannatech Incorporated 600 S. Royal Lane, Suite 200 Coppell, TX 75019

Such addresses may be changed from time to time by written notice to the other party.

12.4 Prior Agreement. This Agreement supersedes all prior agreements between the parties of any and every nature whatsoever, including agreements for additional compensation or benefits. All such prior agreements are null and void. Notwithstanding the foregoing sentences in this paragraph, the Royalty Agreement and General Release Agreement executed simultaneous with this Agreement survive and are not superseded.

12.5 Fitness for Duty Examination. This Agreement is expressly subject to Employee obtaining an independent medical fitness for return to work examination by a physician selected by the Company.

12.6 Duration. Notwithstanding the termination of Employee’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

12.7 Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

12.8 Enforcement & Severability. The Parties intend all provisions of this Agreement to be enforced to the extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision shall be severed and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it and the remaining provisions shall remain in full force and effect.

12.9 Subsidiaries. Wherever the term “Company” is referred to in this Agreement, it shall include all subsidiaries of the Company as they may exist from time to time, even where the term “subsidiaries” is not explicitly stated in connection with such reference.

12.10 Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, and their respective successors and assigns. The Employee shall not be entitled to assign any rights or obligations hereunder.

12.11 Employee Acknowledgement. The Employee affirms and attests by signing this Agreement that Employee has read this Agreement before signing it and that Employee fully understands its purposes, terms, and provisions, which Employee hereby expressly acknowledges to be reasonable in all respects. The Employee further acknowledges receipt of one (1) copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly entered into this Agreement as of the Effective Date written above.

EMPLOYEE:

/s/ DR. BILL H. MCANALLEY
Dr. Bill H. McAnalley

Date:	August 7, 2003

MANNATECH INCORPORATED

By:	/s/ SAMUEL L. CASTER
Samuel L. Caster Chairman of the Board

Date:	August 7, 2003